Exhibit 99.3

Unaudited Pro Forma Condensed Financial Statements

As of March 31, 2011

and

For the Three Months Ended March 31, 2011 and the Year Ended December 31, 2010

The accompanying unaudited pro forma financial statements have been prepared to present the balance sheet and income statement of TK Star Design, Inc. (the "Company"), to indicate how the financial statements of the Company might have looked if the share exchange with Phoenix International (China) Limited ("Phoenix Int'l) and transactions related to the share exchange had occurred as of the beginning of the periods presented.

The unaudited pro forma financial statements have been prepared using the unaudited historical financial statements of the Company and Phoenix Int'l as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010. For accounting purposes, the share exchange will be treated as a recapitalization of the Company.

The pro forma financial statements should be read in conjunction with a reading of the historical financial statements of the Company and Phoenix Int'l.  These pro forma financial statements are presented for illustrative purposes only and are not intended to be indicative of actual financial condition and results of operations had the share exchange been in effect during the periods presented, or of financial condition or results of operations that may be reported in the future.

Note that the pro forma adjustments contained in the pro forma financial statements relate to the assumptions of all prior and existing liabilities of the Company upon consummation of the share exchange.

TK STAR DESIGN, INC.

Unaudited Pro Forma Condensed Balance Sheet

March 31, 2011

	Historical		Pro Forma
	Phoenix Int'l	TK Star	Adjustments	Notes	Combined
Assets
Current Assets
Cash & cash equivalents	$825,229	$ -	$ -		$825,229
Accounts receivable, net of allowance of $145,513	3,240,702	16,472	(16,472)	(a)	3,240,702
Advance payments	5,753,934	-	-		5,753,934
Due from unrelated parties	584,957	-	-		584,957
Due from shareholders	485,330	-	-		485,330
Other current assets	282,888	-	-		282,888
Total Current Assets	11,173,040	16,472	(16,472)		11,173,040

Property and Equipment, net	3,142,125	-	-		3,142,125

Total Assets	$14,315,165	$ 16,472	$ (16,472)		$14,315,165

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$2,680,430	$ 37,074	$ (37,074)	(a)	$2,680,430
Short-term bank loan	305,400	-	-		305,400
Advance from customers	901,619	-	-		901,619
Current maturities of capital lease obligations	20,790	-	-		20,790
Convertible note payable	-	50,000	(50,000)	(a)	-
Income taxes payable	2,670,998	-	-		2,670,998
Other taxes payable	717,759	-	-		717,759
Other current liabilities	99,692	-	-		99,692
Total Current Liabilities	7,396,688	87,074	(87,074)		7,396,688

Long-term Liabilities
Long-term capital lease obligations	62,346	-	-		62,346
Total Long-term Liabilities	62,346	-	-		62,346

Total Liabilities	7,459,034	87,074	(87,074)		7,459,034

Stockholders' Equity
Preferred stock ($0.001 par value; 1,000,000 shares	-	-	-		-
authorized; no shares issued or outstanding
Common stock ($0.001 par value; 99,000,000 shares	1,290	11,250	30,331	(b)(c)	42,871
authorized; 42,870,590 shares issued and outstanding
Additional paid-in capital	493,700	-	(41,581)	(a)(b)(c)	452,119
Statutory reserve	257,630	-	-		257,630
Retained earnings (deficit)	5,897,156	(81,852)	81,852	(a)	5,897,156
Accumulated Other comprehensive income	206,355	-	-		206,355
Total Stockholders' Equity (Deficit)	6,856,131	(70,602)	70,602		6,856,131

Total Liabilities and Stockholders' Equity	$14,315,165	$ 16,472	$ (16,472)		$14,315,165

TK STAR DESIGN, INC.

Unaudited Pro Forma Condensed Statement of Operations

For the Three Months Ended March 31, 2011

	Historical		Pro Forma
	Phoenix Int'l	TK Star	Adjustments	Notes	Combined

Sales	$4,914,616	$23,619	$(23,619)	(a)	$4,914,616

Cost of Sales	3,868,302	-	-		3,868,302

Gross Profit	1,046,314	23,619	(23,619)	(a)	1,046,314

Operating Expenses
Selling, general and administrative	209,825	750	(750)	(a)	209,825
Compensation	-	17,559	(17,559)	(a)	-
Total Operating Expenses	209,825	18,309	(18,309)		209,825

Income from Operations	836,489	5,310	(5,310)		836,489

Other Income (Expenses)
Interest expense	(3,909)	-	-		(3,909)
Non-operating income (expense)	(226)	-	-		(226)
Total Other Income (Expenses)	(4,135)	-	-		(4,135)

Income Before Provision For Income Taxes	832,354	5,310	(5,310)	(a)	832,354

Provision for Income Taxes	205,712	-	-		205,712

Net Income	626,642	5,310	(5,310)	(a)	626,642

Other Comprehensive Income
Foreign currency translation adjustment	43,929	-	-		43,929

Comprehensive Income	$670,571	$5,310	$(5,310)		$670,571

Basic Earnings Per Share					$0.01
Diluted Earnings Per Share					$0.01

Weighted Average Number of Common Shares
Outstanding
Basic					42,870,590
Diluted					42,870,590

TK STAR DESIGN, INC.

Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2010

	Historical		Pro Forma
	Phoenix Int'l	TK Star	Adjustments	Notes	Combined

Sales	$18,052,818	$90,660	$(90,660)	(a)	$18,052,818

Cost of Sales	10,797,743	-	-		10,797,743

Gross Profit	7,255,075	90,660	(90,660)	(a)	7,255,075

Operating Expenses
Selling, general and administrative	861,584	8,852	(8,852)	(a)	861,584
Compensation	-	103,437	(103,437)	(a)	-
Total Operating Expenses	861,584	112,289	(112,289)		861,584

Income from Operations	6,393,491	(21,629)	21,629		6,393,491

Other Income (Expenses)
Interest expense	(5,717)	-	-		(5,717)
Non-operating income (expense)	(12,066)	-	-		(12,066)
Total Other Income (Expenses)	(17,783)	-	-		(17,783)

Income Before Provision For Income Taxes	6,375,708	(21,629)	21,629	(a)	6,375,708

Provision for Income Taxes	1,654,272	-	-		1,654,272

Net Income	4,721,436	(21,629)	21,629	(a)	4,721,436

Other Comprehensive Income
Foreign currency translation adjustment	161,941	-	-		161,941

Comprehensive Income	$4,883,377	$(21,629)	$21,629		$4,883,377

Basic Earnings Per Share					$0.11
Diluted Earnings Per Share					$0.11

Weighted Average Number of Common Shares
Outstanding
Basic					42,870,590
Diluted					42,870,590

Notes to Pro Forma Condensed Financial Statements

Note 1 - Basis of Presentation

The Unaudited Pro Forma financial statements reflect financial information, which gives effect to the acquisition of all the outstanding common stock of Phoenix Int'l in exchange for 33,086,300 shares out of 42,870,590 shares (approximately 77.17%) of the Company.

The acquisition has been accounted for as a reverse acquisition under the purchase method for business combinations. The combination of the two companies is recorded as a recapitalization of the Company pursuant to which Phoenix Int'l is treated as the continuing entity. Because the acquisition was accounted for as a reverse acquisition, there was neither goodwill recognized nor any adjustments to the book value of the net assets of Phoenix Int'l that would affect the Pro Forma Statement of Operations.

Note 2 - Adjustments

(a)

Per the terms of the Share Exchange, TK Star was delivered with zero assets and zero liabilities at time of closing;

(b)

At closing and pursuant to the Exchange Agreement, we acquired all of the issued and outstanding capital stock of Phoenix Int'l in exchange for the issuance of 33,086,300 shares of common stock;

(c)

At closing, common stock of Phoenix Int'l will be reclassified to additional paid-in capital to reflect the additional shares of common stock issued as part of the Share Exchange.

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